EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        ALLOU HEALTH & BEAUTY CARE, INC.


It is hereby certified that:

     1. The present name of the corporation (hereinafter called the "Corporation") is ALLOU HEALTH & BEAUTY CARE, INC., which is the name under which the Corporation was originally incorporated. The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is January 20, 1989.

     2. The provisions of the Certificate of Incorporation of the Corporation, as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

     3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                     "RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        ALLOU HEALTH & BEAUTY CARE, INC.

                                 ---------------


     FIRST: The name of the corporation (hereinafter called the "Corporation") is ALLOU HEALTH & BEAUTY CARE, INC.

     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 13,200,000, divided into three classes: (i) 10,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"); (ii) 2,200,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"); (iii) 1,000,000 shares preferred stock, par value $.001 per share (the "Preferred Stock") (the Class A Common Stock and the Class B Common Stock collectively referred to herein as the "Common Stock").

     A.   Common Stock

          1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any class as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any class.

          2. Voting. Each holder of Class A Common Stock shall have one vote in respect of each share of Class A Common Stock held by him and each holder of Class B Common Stock shall have five votes in respect of each share of Class B Common Stock held by him on all matters voted upon by the stockholders.

          3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.



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

          4. Liquidation. Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

          5. Transferability. All outstanding shares of Common Stock shall be freely transferable.

          6. Conversion of Class B Common Stock. All outstanding shares of Class B Common Stock shall be convertible at all times, at the election of the holder thereof, into an equal number of fully paid and nonassessable shares of Class A Common Stock by delivery of written notice by the holder of such shares of Class B Common Stock to the Corporation, or its transfer agent, of his election together with the certificate(s) representing the shares to be converted. Thereupon, the Corporation, or its transfer agent, as the case may be, shall exchange such certificate(s) for a certificate or certificates representing an equal number of shares of Class A Common Stock. Shares of Class B Common Stock shall be deemed to have been converted immediately prior to the close of business on the day upon which the Corporation, or its transfer agent, received such shares for conversion. The person entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Common Stock at such time. Thereafter, the shares of Class B Common Stock so converted shall be authorized and unissued shares of Class B Common Stock of the Corporation.

          With respect to any shares of Class B Common Stock converted into Class A Common Stock, until surrender as hereinafter provided, each outstanding certificate, which prior to such conversion represented shares of Class B Common Stock, shall be deemed for all purposes to evidence ownership of the number of shares of Class A Common Stock into which the shares of Class B Common Stock shall have been converted. Upon surrender to the Corporation, or its transfer agent, for cancellation of the certificate or certificates representing such shares, the holder thereof shall be entitled to receive a certificate or certificates representing the number of shares of Class A Common Stock to which such holder is entitled.

     B.   Preferred Stock

          The relative rights, preferences and limitations of the shares of Preferred Stock are as follows:

          The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed,



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

     acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          1. the number of shares constituting that series and the distinctive designation of that series;

          2. whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or noncumulative and, if cumulative, from which date or dates;

          3. whether the holders of shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

          4. whether shares of that series shall have conversion or exchange privileges into or for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or other class or classes of stock of the Corporation and, if so, the terms and conditions of such conversion or exchange including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

          5. whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case redemption, which amount may vary under different conditions and at different redemption dates;

          6. whether shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

          7. the rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any preference of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

          8. whether shares of that series shall be subject or entitled to any other preferences, and the other relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of that series and, if so, the terms



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

     thereof; provided, however, that if the stated dividends and amounts payable on liquidation with respect to shares of any series of Preferred Stock are not paid in full, then the shares of all series of Preferred
     Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets (other than by way if dividends) in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under ss. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under ss. 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

     B. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of ss. 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the



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

provisions of subsection (d) of ss. 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

     C. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of ss. 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     NINTH: The Corporation shall, to the fullest extent permitted by ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH."

Signed on October 31, 1996
                                        /s/ Herman Jacobs
                                        -----------------
                                        Herman Jacobs,
                                        President and Chief Operating Officer






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